Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE			September 14, 2005
BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL

[OLATHE, KANSAS], September 14, 2005 - Butler National Corporation (OTC Bulletin Board "BUKS") announces first quarter fiscal year 2006 results for the period ended July 31, 2005 as filed on Form 10-Q. The Company has scheduled a conference call Thursday, September 15 at 9:00 AM Central Daylight Time.

What: Butler National Corporation First Quarter Results Conference Call

When: Thursday, September 15 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-936-4602. Code: Butler National. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the first quarter financial results, the status of existing and new business, and an outlook on the remainder of fiscal 2006.

Historical selected financial data related to all operations:
	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)
	2005	2004	2003	2005	2004	2003
Net Sales	$ 4,112	$ 5,172	$ 2,024	$ 5,276	$ 3,109	$ 1,705
Operating Income	309	500	229	858	318	11
Net Income	206	424	201	774	251	(20)
Per Share Net Income	.01	.01	.01	.02	.01	(.00)
Total Assets	18,694	13,922	8,982	17,279	12,666	9,247
Long-term Obligations	1,993	1,418	1,574	2,089	1,528	1,660
Shareholders' Equity	9,525	7,117	5,895	9,319	6,657	5,694
New Product Research and Development Cost	422	328	313	439	462	265
Nr = not reported

Management Comments:

"This has been a successful quarter for Butler National. Strong sales and earnings continued in the first quarter of 2006, four to six months after the RVSM deadline. Total revenue for the first quarter-ended July31, 2005, decreased 26% to $4.1 million as compared to $5.2 million for the same period in 2004. Revenues increased 115% over the first quarter of FY 2003, demonstrating the extraordinary first quarter we had last year.

We anticipate continued revenues relating to RVSM installations. We are projecting sales of approximately 50 to 100 Lear 20 series and Falcon 20 series RVSM installations during the next two years. However, only approximately five million dollars are included in the backlog.

We established a RVSM installation and modification center in Mexico as a result of the strong demand for RVSM and other AVCON aircraft modifications in that region. To support our operations in Mexico, we requested and received STC approval from Mexico's Dirreción General de Aeronáutica Civil (DGAC) for our RVSM STC and other AVCON STC's.

We are experiencing an increase, and expect to continue to experience an increase, in our base modification sales and special mission equipment. As the economy grows aircraft owners may elect to update, modify, and purchase business aircraft. Although we cannot anticipate the future we must always consider the negative impact of items such as the 9-11 event, hurricane Katrina, rapid raise in fuel prices or economic downturns. We have continued to work on new products to stabilize our long-term revenues.

Avionics sales increased 21% over the same period last year largely from sales of defense products. We expect this business segment to significantly increase in future years due to the addition of new fuel system protection devices, like the TSD, and classic aviation defense products. Our Avionics' backlog increased approximately 33% during this quarter.

Monitoring sales increased 19% over the same period last year related to expanding of our customer base and installation of new systems. This is a result of more marketing emphasis. We expect this growth to continue under the leadership of our new President of Butler National Services, Inc.

The Stables gaming facility in Miami, OK received an approved Class III gaming compact from the NIGC and the State of Oklahoma. As a result, we have been converting The Stables operations from Class II to Class III gaming. This includes the addition of table games such as poker, blackjack, and craps. Start up operations for Class III games are labor intensive and require some startup time. We are still evaluating the impact of these games on future revenue and profitability of The Stables.

Currently, our backlog is in excess of $11,737,000. This backlog reflects our product development efforts and their potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

Our focus on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for airplanes continues to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. We are focused on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Jessica A. Bush, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062
Phone: 913-780-9595
Fax: 913-780-5088

Jim Drewitz, Public Relations
jdrewitz@comcast.net
Phone (972) 355-6070

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.